UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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FuelCell Energy, Inc.
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Notice OF SPECIAL MEETING & PROXY STATEMENT
DECEMBER 13, 2019 — NEW YORK, NY

DEAR FELLOW FUELCELL ENERGY STOCKHOLDER
JAMES H. ENGLAND
CHAIRMAN OF THE BOARD
November 6, 2019
On behalf of the Board of Directors of FuelCell Energy, Inc., our senior management team and all of our employees, we are pleased to invite you to a special meeting of stockholders (the “Special Meeting”) to be held on Friday, December 13, 2019 at 10:00 a.m. Eastern Standard Time at the offices of Foley & Lardner LLP, 90 Park Avenue, 35th Floor, New York, New York 10016.
This past year has been one of deep reflection and change for FuelCell Energy. We have taken a hard look at the business and restructured our operations in a way that is intended to support our growth. We have re-entered the European market and forged a strong relationship with one of the largest utilities in the world to promote and distribute our products. We have paid down our debt and re-focused on our core competencies to drive top-line revenue. We brought in a new Chief Executive Officer to lead us through this transformation and drive our profitability and sustainability goals.
While we have made substantial progress, there is still work to be done. We sincerely appreciate the support of our stockholders through this tumultuous time and we look forward to delivering on our shared vision of success. In order to continue the progress toward our long-term goals, we need your vote.
We will continue to evaluate ways in which we can improve our business and our governance and demonstrate our commitment to our stockholders. Our Board and management team remain committed to our core values. Thank you for your investment in FuelCell Energy, Inc.
Sincerely,

DEAR FELLOW FUELCELL ENERGY STOCKHOLDER
JASON B. FEW
PRESIDENT, CHIEF EXECUTIVE OFFICER, AND CHIEF COMMERCIAL OFFICER
November 6, 2019
We are pleased to invite you to FuelCell Energy, Inc.’s Special Meeting of Stockholders to be held on Friday, December 13, 2019 at 10:00 a.m. Eastern Standard Time at the offices of Foley & Lardner LLP, 90 Park Avenue, 35th Floor, New York, New York 10016. This booklet includes the Notice of Special Meeting and the Proxy Statement.
The Proxy Statement fully describes the business we will conduct at the Special Meeting and provides information about the Company that you should consider when voting your shares.
Your vote is very important and we request that you vote your shares as promptly as possible. We encourage you to vote your shares by proxy even if you do not plan to attend the Special Meeting. The Board of Directors recommends the approval of the proposals being presented at the Special Meeting as being in the best interest of the Company and its stockholders.
Sincerely,
“YOUR VOTE IS VERY IMPORTANT. WE ENCOURAGE YOU TO VOTE
YOUR SHARES BY PROXY EVEN IF YOU DO NOT
PLAN TO ATTEND THE SPECIAL MEETING.”

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
MEETING INFORMATION
FRIDAY, DECEMBER 13, 2019
10:00 a.m. Eastern Standard Time
Offices of Foley & Lardner LLP
90 Park Avenue, 35th Floor
New York, NY 10016
ITEMS OF BUSINESS
1.
To approve the amendment of the FuelCell Energy, Inc. Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of FuelCell Energy, Inc. from 225,000,000 shares to 450,000,000 shares (the “Increase Authorized Shares Proposal”);

2.
To authorize the Board of Directors of FuelCell Energy, Inc. to effect a reverse stock split (such authorization to expire on July 14, 2020) through an amendment to the FuelCell Energy, Inc. Certificate of Incorporation, as amended (the “Reverse Stock Split Proposal”); provided that, in the event that the Increase Authorized Shares Proposal is also approved, such reverse stock split and amendment, if implemented by the Board of Directors, will become effective after the effectiveness of the increase in authorized shares pursuant to the Increase Authorized Shares Proposal;

3.
To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Increase Authorized Shares Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”); and

4.
To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

RECORD DATE
Holders of record of our common stock on November 1, 2019, the record date, are entitled to notice of, and to vote at, the Special Meeting.
MATERIALS TO REVIEW
This booklet contains our Notice of Special Meeting and our Proxy Statement, which fully describes the business we will conduct at the Special Meeting.
PROXY VOTING
It is important that your shares are represented and voted at the Special Meeting. Please vote your shares according to the instructions under “How to Vote” in the Proxy Summary.
ADMISSION TO THE SPECIAL MEETING
To attend the Special Meeting, please follow the “Meeting Attendance” instructions in the Proxy Summary.
By Order of the Board of Directors,
JENNIFER D. ARASIMOWICZ
Executive Vice President, General Counsel,
Chief Administrative Officer
and Corporate Secretary
November 6, 2019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
Visit the website on your proxy card Or scan the following QR Code:	Call the telephone number on your proxy card	Sign, date and return your proxy card in the enclosed envelope	Attend the special meeting in New York, NY. See page 4 for instructions on how to attend

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on December 13, 2019: The Notice of Special Meeting and Proxy Statement are available at http://investor.fce.com/Investors/default.aspx or by scanning the following QR Code:
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc., the proxy solicitation agent for FuelCell Energy, Inc., by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect), or by e-mail at proxy@mackenziepartners.com.

FUELCELL ENERGY, INC. | PROXY STATEMENT3

Proxy Summary
This summary highlights selected information contained throughout this Proxy Statement. Please read the entire Proxy Statement before casting your vote.
ELIGIBILITY TO VOTE
Holders of record of our common stock at the close of business on November 1, 2019, the record date, are entitled to vote at the Special Meeting of Stockholders.
HOW TO VOTE
You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card or Notice of Special Meeting available and follow the instructions. Voting will be accepted until 11:59 p.m. (EST) on December 12, 2019:
Online at www.proxyvote.com	By telephone at 1-800-690-6903
Online using your mobile device by scanning the QR Code	By mail by voting, signing and timely mailing your Proxy Card
MEETING INFORMATION
Time and Date:	Friday, December 13, 2019 at 10:00 a.m. (EST)
Place:	Offices of Foley & Lardner LLP, 90 Park Avenue, 35th Floor, New York, NY
MEETING ATTENDANCE
Meeting attendance requires advance registration. Please contact the office of the Corporate Secretary at corporatesecretary@fce.com to request an admission ticket. If you do not have an admission ticket, you must present proof of ownership in order to attend the meeting.
COMPANY PROFILE
FuelCell Energy, Inc. delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, and local hydrogen production for both transportation and industry. Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises. With our sub-megawatt scale and megawatt-scale SureSource™ installations on three continents and with more than 9.0 million megawatt hours of clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.
4FUELCELL ENERGY, INC. | PROXY STATEMENT

PROXY SUMMARY

STOCKHOLDER VOTING MATTERS
	Board & Management Recommendation	Page Reference (for more detail)
1. To approve the amendment of the FuelCell Energy, Inc. Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of FuelCell Energy, Inc. from 225,000,000 shares to 450,000,000 shares (the “Increase Authorized Shares Proposal”)	FOR	9
2. To authorize the Board of Directors of FuelCell Energy, Inc. to effect a reverse stock split (such authorization to expire on July 14, 2020) through an amendment to the FuelCell Energy, Inc. Certificate of Incorporation, as amended (the “Reverse Stock Split Proposal”); provided that, in the event that the Increase Authorized Shares Proposal is also approved, such reverse stock split and amendment, if implemented by the Board of Directors, will become effective after the effectiveness of the increase in authorized shares pursuant to the Increase Authorized Shares Proposal	FOR	12
3. To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Increase Authorized Shares Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”)	FOR	20
FUELCELL ENERGY, INC. | PROXY STATEMENT5

PROXY STATEMENT
FuelCell Energy, Inc. (referred to in this Proxy Statement as “we,” “FuelCell,” “FuelCell Energy” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by FuelCell’s Board of Directors (the “Board”) of proxies to be voted at FuelCell’s Special Meeting of Stockholders (the “Special Meeting”) and at any adjournment thereof. The Special Meeting is scheduled to be held at the Offices of Foley & Lardner LLP, 90 Park Avenue, 35th Floor, New York, NY on Friday, December 13, 2019 at 10:00 a.m. Eastern Standard Time. The Company is a Delaware corporation. The address of our principal executive office is 3 Great Pasture Road, Danbury, CT 06810.
The Board has set the close of business on November 1, 2019 as the record date for the determination of holders of the Company’s common stock, par value $0.0001 per share, who are entitled to notice of, and to vote at, the Special Meeting.
As of November 1, 2019, there were 193,608,684 shares of common stock outstanding and entitled to vote at the Special Meeting. Holders of common stock outstanding at the close of business on the record date will be entitled to one vote for each share held on the record date.
The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is November 6, 2019.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on December 13, 2019: Pursuant to SEC rules, with respect to the Special Meeting, we have elected to utilize the “full set delivery” option of providing paper copies of all of our proxy materials by mail. The Notice of Special Meeting and Proxy Statement are also available at http://investor.fce.com/Investors/default.aspx or by scanning the following QR Code:
QUESTIONS AND ANSWERS ABOUT THE DECEMBER 2019 SPECIAL MEETING OF STOCKHOLDERS
What is the purpose of the Special Meeting?
We are holding the Special Meeting for the following purposes, which are described in more detail below in this Proxy Statement:
(1)
To approve the amendment of the FuelCell Energy, Inc. Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of FuelCell Energy, Inc. from 225,000,000 shares to 450,000,000 shares (the “Increase Authorized Shares Proposal”);

(2)
To authorize the Board of Directors of FuelCell Energy, Inc. to effect a reverse stock split (such authorization to expire on July 14, 2020) through an amendment to the FuelCell Energy, Inc. Certificate of Incorporation, as amended (the “Reverse Stock Split Proposal”); provided that, in the event that the Increase Authorized Shares Proposal is also approved, such reverse stock split and amendment, if implemented by the Board of Directors, will become effective after the effectiveness of the increase in authorized shares pursuant to the Increase Authorized Shares Proposal; and

(3)
To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Increase Authorized Shares Proposal or the Reverse Stock Split Proposal (the “Adjournment Proposal”).

What is in this Proxy Statement?
This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote at the Special Meeting. It gives you information on the proposals, as well as other information about us, so that you can make an informed decision on whether or how to vote your stock.
Who is entitled to vote at the Special Meeting?
The Board has set the close of business on November 1, 2019 as the record date for the determination of holders of the Company’s common stock, par value $0.0001 per share, who are entitled to notice of and to vote at the Special Meeting.
What are the voting rights of the holders of our common stock?
Each share of our common stock entitles the holder to one vote on all matters to come before the Special Meeting. As to each of the proposals, holders of our common stock may vote “FOR,” “AGAINST,” or “ABSTAIN.”
6FUELCELL ENERGY, INC. | PROXY STATEMENT

PROXY STATEMENT

How will my shares be voted if I am a stockholder of record?
Your proxy will be voted according to your instructions. If you are a stockholder of record and do not vote via the Internet or telephone or by returning a signed proxy card, your shares will not be voted unless you attend the Special Meeting and vote your shares. If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board. Similarly, if you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of our Board.
If I am a beneficial owner of shares, can my brokerage firm vote my shares?
If you are a beneficial owner and do not vote via the Internet or telephone or by returning a signed voting instruction card to your broker, your shares may be voted only with respect to so-called “routine” matters where your broker has discretionary voting authority over your shares. Under the rules of the New York Stock Exchange (“NYSE”), which apply to brokers regardless of whether an issuer is listed on the NYSE or The Nasdaq Stock Market, all proposals (Proposal 1 — the Increase Authorized Shares Proposal; Proposal 2 — the Reverse Stock Split Proposal; and Proposal 3 — the Adjournment Proposal) are “routine” matters. Accordingly, brokers will have discretionary authority to vote on all proposals.
We encourage you to provide instructions to your brokerage firm via the Internet or telephone or by returning your signed voting instruction card. This ensures that your shares will be voted at the Special Meeting with respect to all of the proposals in the manner you desire.
How many votes are needed to approve each proposal?
Approval of Proposal 1 — the Increase Authorized Shares Proposal and Proposal 2 — the Reverse Stock Split Proposal each require the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the Special Meeting. Abstentions with respect to these proposals will have the effect of votes “AGAINST” these proposals. There will be no broker non-votes with respect to these proposals.
Approval of Proposal 3 — the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock casting votes in person or by proxy on such proposal at the Special Meeting (assuming a quorum is present). Abstentions are not counted as votes cast and will have no effect on the vote on this proposal. There will be no broker non-votes with respect to this proposal.
How does the Board recommend that I vote?
The Board recommends that you vote:
■
“FOR” Proposal 1 – The Increase Authorized Shares Proposal;

■
“FOR” Proposal 2 – The Reverse Stock Split Proposal; and

■
“FOR” Proposal 3 – The Adjournment Proposal.

Is my vote kept confidential?
Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties except as may be necessary to meet legal requirements.
Where can I find the voting results of the Special Meeting?
We will announce preliminary voting results at the Special Meeting. We expect to publish final voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days following the Special Meeting.
FUELCELL ENERGY, INC. | PROXY STATEMENT7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of November 1, 2019 with respect to: (a) each of our directors; (b) each of our named executive officers named in the Fiscal 2018 Summary Compensation Table under the heading “Executive Compensation” on page 32 of our definitive Proxy Statement filed with the SEC on February 19, 2019 (“NEOs”); (c) Mr. Jason Few, our President, Chief Executive Officer and Chief Commercial Officer, who was appointed as an executive officer effective as of August 26, 2019; (d) Mr. Michael Lisowski, our Executive Vice President and Chief Operating Officer, who was appointed as an executive officer on June 4, 2019; (e) Mr. Anthony Leo, our Executive Vice President and Chief Technology Officer, who was appointed as an executive officer on June 4, 2019; (f) all of our directors and executive officers as a group; and (g) the stockholders known to us who beneficially own more than 5% of the outstanding common stock of the Company.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock they beneficially own. Applicable percentage ownership is based on 193,608,684 shares of common stock outstanding on November 1, 2019. In computing the number of shares of common stock beneficially owned by a person and the applicable percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 1, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (“*”).
Unless indicated otherwise, the address of each holder is in care of FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810.
Name	Position	Number of Shares Beneficially Owned(1)	Percentage Beneficially Owned
Jason B. Few(2)	President, Chief Executive Officer and Chief Commercial Officer; Director	15,178	*
Michael S. Bishop	Executive Vice President, Chief Financial Officer and Treasurer	16,346	*
Jennifer D. Arasimowicz	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	9,299	*
Michael Lisowski	Executive Vice President and Chief Operating Officer	1,072	*
Anthony Leo	Executive Vice President and Chief Technology Officer	9,136	*
James H. England(3)	Director	10,389	*
Matthew F. Hilzinger(4)	Director	10,158
Natica von Althann(5)	Director	21,158
Arthur A. Bottone(6)	Former President and Chief Executive Officer; Former Director	33,554	*
Anthony F. Rauseo(7)	Former Senior Vice President and Chief Operating Officer	17,490	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (8 Persons)		92,736	*
*
Less than 1%.

(1)
Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

(2)
Mr. Few’s shareholdings include 13,649 deferred stock units.

(3)
Mr. England, by virtue of being a director of Enbridge Inc., may be deemed to beneficially own 1,263 shares of common stock which are issuable upon conversion of the FCE FuelCell Energy, Ltd. Series 1 Preferred Shares held by Enbridge Inc. Mr. England’s shareholdings include options to purchase 8,848 shares of common stock, which are currently exercisable.

(4)
Mr. Hilzinger’s shareholdings include options to purchase 277 shares of common stock, which are currently exercisable, and 9,881 deferred stock units.

(5)
Ms. von Althann’s shareholdings include options to purchase 277 shares of common stock, which are currently exercisable, and 18,964 deferred stock units.

(6)
Mr. Bottone’s service as an officer and a director of the Company ended on June 5, 2019. Mr. Bottone’s shareholdings are as of April 5, 2019, the date of his last Form 4 filing, as adjusted to reflect the reverse stock split that was effected in May 2019.

(7)
Mr. Rauseo’s service as an officer of the Company ended on April 12, 2019. Mr. Rauseo’s shareholdings are as of April 5, 2019, the date of his last Form 4 filing, as adjusted to reflect the reverse stock split that was effected in May 2019.

8FUELCELL ENERGY, INC. | PROXY STATEMENT

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
PROPOSAL 1  THE INCREASE AUTHORIZED SHARES PROPOSAL
GENERAL DESCRIPTION OF PROPOSAL

The Board has approved a proposed amendment, subject to stockholder approval, to Article FOURTH of the Company’s Certificate of Incorporation, as amended (the “Certificate”), that increases the number of authorized shares of common stock from 225,000,000 shares to 450,000,000 shares. An increase in the number of authorized shares will not have a dilutive effect on the value of our stockholders’ common stock; only the actual issuance of additional common stock would have such an effect.
This proposal is referred to in this Proxy Statement as the “Increase Authorized Shares Proposal” or “Proposal 1.”
CURRENT CAPITALIZATION

As of November 1, 2019, we were authorized to issue up to 225,000,000 shares of our common stock, 193,608,684 shares of our common stock were issued and outstanding, and, as described in the table below, 30,234,072 shares of our common stock were reserved for issuance based on, among other things, certain assumptions regarding conversions and the trading price of our common stock reflected in the footnotes to the table below. The number of shares reserved for issuance is not necessarily indicative of the actual number of shares of our common stock to be issued in the future, as that number will vary depending on, among other things, conversions and exercises of our outstanding convertible securities and the trading price of our common stock at the time of such conversions. Assuming that all of the shares reserved for issuance as of November 1, 2019 are actually issued, we have 1,157,244 shares of common stock available for future issuance.
Shares of Common Stock Reserved for Issuance
Shares Reserved for Future Grants of Awards Under the 2018 Omnibus Incentive Plan	65,468
Shares Reserved for Future Issuance Under 2018 Employee Stock Purchase Plan	34,539
Shares Reserved for Issuance Upon Conversion of 5% Series B Cumulative Convertible Perpetual Preferred Stock	37,837
Shares Reserved for Issuance Upon Conversion of Series 1 Preferred Stock(1)	1,264
Shares Reserved for Issuance Upon Exercise of Outstanding Options to Purchase Common Stock	24,927
Shares Reserved for Issuance Upon Exercise of Outstanding Series C Warrants	964,114
Shares Reserved for Issuance Upon Vesting of Restricted Stock Units	166,541
Shares Potentially Issuable in Settlement of Restricted Stock Units to be Granted to Chief Executive Officer(2)	1,000,000
Shares Reserved for Potential Issuance Under At Market Issuance Sales Agreement(3)	7,939,382
Shares Reserved for Issuance Upon Exercise of Warrants Issued and to be Issued Under 2019 Credit Facility	20,000,000
TOTAL SHARES OF COMMON STOCK RESERVED FOR ISSUANCE AS OF NOVEMBER 1, 2019	30,234,072
(1)
Our wholly-owned subsidiary, FCE FuelCell Energy, Ltd. (“FCE Ltd.”), has 1,000,000 Class A Cumulative Redeemable Exchangeable Preferred Shares (“Series 1 Preferred Shares”) issued and outstanding. Upon conversion, these shares are convertible into FuelCell Energy, Inc. common stock. The terms of the Series 1 Preferred Shares require (i) annual dividend payments of Cdn. $500,000 and (ii) annual return of capital payments of Cdn. $750,000. These payments commenced on March 31, 2011 and will end on December 31, 2020. Dividends accrue at a 1.25% quarterly rate on the unpaid principal balance, and additional dividends will accrue on the cumulative unpaid dividends (inclusive of the Cdn. $12.5 million unpaid dividend balance as of the modification date) at a rate of 1.25% per quarter, compounded quarterly. On December 31, 2020, the amount of all accrued and unpaid dividends on the Series 1 Preferred Shares of Cdn. $21.1 million and the balance of the principal redemption price of Cdn. $4.4 million shall be paid to the holders of the Series 1 Preferred Shares. FCE Ltd. has the option of making dividend payments in the form of cash or shares of our common stock under the terms of the Series 1 Preferred Shares. In addition, the holder has the option to convert the principal in the form of stock or cash under the terms of the Series 1 Preferred Shares. As of November 1, 2019, shares of common stock potentially issuable under the Series 1 Preferred Shares issued by FCE Ltd. to satisfy conversion requirements totaled 1,264. The conversion ratio for these preferred shares adjusts in the future, which will affect the number of shares issuable upon conversion. At any time after July 1, 2020, the ratio will adjust to a price equal to 95% of the then current market price (in Cdn $) of shares of our common stock at the time of conversion. For example, assuming the holder of the Series 1 Preferred Shares exercises its conversion rights after July 31, 2020 and assuming the common stock price is $0.26 (the common stock closing price on November 1, 2019) and an exchange rate of U.S. $1.00 to Cdn. $1.3154 (exchange rate on November 1, 2019) at the time of conversion, we would be required to issue approximately 1,140,028 shares of our common stock. The foregoing is for illustrative purposes only, as we cannot estimate with certainty the exchange rate or market price of our common stock in 2020.

(2)
Up to a maximum of 1,000,000 shares of our common stock may become issuable in settlement of restricted stock units to be granted pursuant to an employment agreement, effective as of August 26, 2019, between us and Jason B. Few, our President and Chief Executive Officer, contingent on stockholder approval of a sufficient number of additional shares under our 2018 Omnibus Incentive Plan to settle the restricted stock unit award in shares and, for 500,000 of the shares, contingent on achievement of a stock price performance goal.

(3)
Up to 7,939,382 shares are available for future issuance and sale pursuant to an At Market Issuance Sales Agreement, dated October 4, 2019, between us and B. Riley FBR, Inc., as sales agent.

FUELCELL ENERGY, INC. | PROXY STATEMENT9

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
In addition to the authorized shares of common stock, the Company is authorized to issue up to 250,000 shares of preferred stock, par value $0.01 per share, in one or more series designated by our Board, of which 105,875 shares have been designated as 5% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”). Pursuant to our Certificate, our undesignated shares of preferred stock include all of our shares of preferred stock that were previously designated as Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, as all such shares have been retired and therefore have the status of authorized and unissued shares of preferred stock undesignated as to series. On November 1, 2019, 64,020 shares of Series B Preferred Stock were issued and outstanding. Neither the number of shares of preferred stock that the Company is authorized to issue, nor the preferences, rights or other characteristics of any preferred stock, would be changed by this Increase Authorized Shares Proposal.
PURPOSE OF THE AMENDMENT

The Board is recommending the increase in authorized shares of common stock for future corporate needs. The Board believes that these additional shares will provide the Company with needed flexibility to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance. The 1,157,244 shares of common stock available for issuance as of November 1, 2019 represent approximately 0.51% of the 225,000,000 shares of common stock we are authorized to issue under our Certificate. If this Increase Authorized Shares Proposal is approved, the number of authorized shares and the number of shares available for issuance would increase by 225,000,000 shares, resulting in common stock available for issuance, after taking into account the 30,234,072 shares of common stock reserved for issuance as of November 1, 2019, representing 50.26% of the 450,000,000 shares of common stock that would be authorized for issuance.
Shares authorized may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, by regulatory agency, or under the rules of The Nasdaq Stock Market (“Nasdaq”) or any stock exchange on which our common stock may then be listed. The newly authorized shares of common stock would be issuable for any proper corporate purposes, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions of equity or convertible debt securities, future at the market offerings of common stock, stock splits, stock dividends, issuance under current or future employee equity plans or for other corporate purposes. Currently, there are no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment to the Certificate described in this Increase Authorized Shares Proposal.
RIGHTS OF ADDITIONAL AUTHORIZED SHARES

The additional authorized shares of common stock, when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock presently outstanding. Holders of shares of our common stock (solely in their capacity as holders of shares of our common stock) have no preemptive rights or rights to convert their shares of our common stock into any other securities. Accordingly, should the Board elect to issue additional shares of our common stock, existing holders of shares of our common stock would not have any preferential rights to purchase the shares.
POTENTIAL ADVERSE EFFECTS OF THE AMENDMENT

Future issuance of common stock or securities convertible into our common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of our common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company under a possible take-over scenario. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This Increase Authorized Shares Proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.
EFFECTIVENESS OF THE AMENDMENT

If the proposed amendment to the Certificate described in this Increase Authorized Shares Proposal is approved by our stockholders, it will become effective upon the filing of a Certificate of Amendment to the Certificate of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).
RISKS TO STOCKHOLDERS OF NON-APPROVAL

If the proposed amendment to the Certificate described in this Increase Authorized Shares Proposal is not approved by our stockholders, it may impede the Company’s ability to raise equity capital should the need arise. If the Company is not able to raise equity capital, it may cause the loss of significant business opportunities, which could adversely affect our financial performance, growth and ability to continue our operations. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Board does not intend or view the proposed increase in authorized common stock to be an anti-takeover measure.
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PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING

VOTE REQUIRED

Approval of this Increase Authorized Shares Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the Special Meeting. This proposal is a “routine” matter under NYSE Rule 452 on which brokers may vote without instruction from beneficial owners. Therefore, there will be no broker non-votes with respect to this proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE INCREASE AUTHORIZED SHARES PROPOSAL.

FUELCELL ENERGY, INC. | PROXY STATEMENT11

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
PROPOSAL 2  THE REVERSE STOCK SPLIT PROPOSAL
GENERAL DESCRIPTION OF PROPOSAL

We are asking stockholders to (i) authorize the Board to effect, in its discretion, on or prior to July 14, 2020, a reverse stock split of our outstanding (and treasury) common stock, with such reverse stock split to combine a whole number of outstanding shares of our common stock in a range of not less than three shares and not more than twenty shares into one share of common stock, with the exact ratio within such range to be determined by the Board, and (ii) approve a corresponding amendment to our Certificate (the “Reverse Split Amendment”) to effect such reverse stock split, subject to the Board’s authority to determine not to effect any reverse stock split and to abandon the Reverse Split Amendment. This proposal is referred to in this Proxy Statement as the “Reverse Stock Split Proposal” or “Proposal 2.” If our stockholders approve the reverse stock split and the Board determines to implement the reverse stock split, the reverse stock split will become effective upon the filing of the Reverse Split Amendment with the Delaware Secretary of State. In the event that Proposal 1 — the Increase Authorized Shares Proposal is also approved, the reverse stock split and the Reverse Split Amendment, if implemented by the Board, will become effective after the effectiveness of the increase in authorized shares pursuant Proposal 1 — the Increase Authorized Shares Proposal.
The reverse stock split will be realized simultaneously for all outstanding common stock and the ratio determined by the Board will be the same for all outstanding common stock. The reverse stock split will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The Reverse Split Amendment will not change the total number of authorized shares of common stock, and the par value of the common stock will remain at $0.0001 per share. The number of authorized shares of preferred stock will also remain the same.
The Board unanimously approved, and recommended seeking stockholder approval of this Reverse Stock Split Proposal on October 14, 2019. The Board may determine in its discretion not to effect any reverse stock split and not to file the Reverse Split Amendment. Subject to approval of the Reverse Split Amendment through the approval of this Reverse Stock Split Proposal, no further action on the part of our stockholders will be required to either implement or abandon the reverse stock split. As detailed below, if the Board does not effect the reverse stock split by filing the Reverse Split Amendment on or before July 14, 2020, the Board will no longer be permitted to effect the reverse stock split as the authority of the Board to effect the reverse stock split will expire on July 14, 2020.
The Board’s determination as to whether and when to effect a reverse stock split will be based on a number of factors, including the closing bid price for our common stock, the status of our compliance with Nasdaq listing rules, prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.
The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders.
There are certain risks associated with a reverse stock split, and we cannot accurately predict whether, or assure that, the reverse stock split will produce or maintain the desired results (for more information on the risks, see the section below entitled “Certain Risks Associated with the Reverse Split”). However, our Board believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split as outlined in this Reverse Stock Split Proposal.
PURPOSE OF THE REVERSE STOCK SPLIT

The Board believes that implementing a reverse stock split is likely to increase the market price for our common stock as fewer shares will be outstanding. The Board believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to or help to (as applicable):
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Meet certain continued listing requirements of the Nasdaq Global Market, including the minimum bid price requirement described below, or any other market on which our common stock may be listed;

■
Appeal to a broader range of investors to generate greater investor interest in the Company;

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Improve the perception of our common stock as an investment security; and

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Provide us with additional shares of common stock for future corporate purposes, including, but not limited to, future capital raising transactions.

Our common stock is listed on the Nasdaq Global Market (FCEL), which imposes continued listing requirements with respect to listed shares. On July 18, 2019, we received a letter from Nasdaq stating that we are not in compliance with Nasdaq Listing Rule 5450(a)(1) because the closing bid price of our common stock was below the required minimum of $1.00 per share for the previous 30 consecutive business days. In accordance with Nasdaq Listing Rules, we have a period of 180 calendar days, or until January 14, 2020, to regain
12FUELCELL ENERGY, INC. | PROXY STATEMENT

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING

compliance with the minimum bid price requirement. If at any time before January 14, 2020 the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide us with written confirmation that we have regained compliance with the minimum bid price requirement and this matter will be closed. We have notified Nasdaq of our intention to regain compliance with the Nasdaq minimum bid price requirement. Reducing the number of shares of our common stock outstanding through a reverse stock split may increase the price per share of our common stock, but there can be no certainty or assurance that it will do so or that it will do so for a sufficient period of time for us to regain compliance with the minimum bid price requirement. If we are unable to demonstrate compliance with Rule 5450(a)(1) by January 14, 2020, we can submit an application to transfer our securities to The Nasdaq Capital Market and request an additional 180-day period to regain compliance with the minimum bid price requirement. However, if we are not able to regain compliance within such additional 180-day period, or if we are otherwise not eligible for continued listing on Nasdaq, the Nasdaq staff will provide notice that our common stock will be subject to delisting. Such delisting could adversely affect the market price and liquidity of our common stock and reduce our ability to raise additional capital.
The Board has concluded that, absent a significant market-driven increase in our stock price, the best way for us to increase the closing bid price of our common stock to the level satisfactory to meet the continued listing requirements of Nasdaq is to effect a reverse stock split. We believe that listing our common stock on Nasdaq improves the marketability and liquidity of our common stock by making it available to a broader range of potential investors. If our common stock is delisted from Nasdaq, we believe this would, in addition to the effects described above, reduce the volume of shares traded and increase the volatility of our stock price. We believe that the reverse stock split will be sufficient to satisfy the minimum $1.00 per share bid price requirement for continued listing on Nasdaq. However, following the reverse stock split, there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the market price of the post-split common stock can be maintained at the minimum per share bid price required by Nasdaq.
The Board further believes that a reverse stock split will extend the Board’s flexibility to make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that stockholder approval of this Reverse Stock Split Proposal will extend the Board’s flexibility to make our common stock a more attractive and cost effective investment for many investors, which we believe will enhance the liquidity of the holders of our common stock.
Furthermore, while the implementation of the reverse stock split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following the implementation of the reverse stock split would increase to the extent the reverse stock split reduces the number of outstanding shares of our common stock. Accordingly, the Board believes that the reverse stock split would provide the Company with additional authorized, unissued and otherwise unreserved shares that may be used for future corporate purposes, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions involving equity or convertible debt securities, future at the market offerings of common stock, or issuance under current or future employee equity plans, although, as of the date of this Proxy Statement, there are no plans, arrangements, commitments or understandings relating to any such transactions and the number of shares that may be used in connection with such transactions is therefore unknown.
If this proposal is approved by the stockholders, the Board, in its sole discretion, will determine whether a reverse stock split is in the best interests of the Company and our stockholders, taking into consideration the factors discussed in this Reverse Stock Split Proposal. If our Board believes that a reverse stock split is in our best interests and the best interests of our stockholders, the Board will then implement the reverse stock split.
In order to implement the reverse stock split, we would file the Reverse Split Amendment with the Delaware Secretary of State at such time as our Board determines is the appropriate effective time for the reverse stock split. The Reverse Split Amendment would add a new provision providing that holders of our common stock immediately prior to the filing of the amendment will receive one share of common stock for each number of shares selected by the Board. The proposed amendment to Article FOURTH of the Certificate would add the following paragraph to the end of Article FOURTH:
Effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each ____ (the “Reverse Split Factor”)(1) shares of the Common Stock issued and outstanding or held in the treasury (if any) immediately prior to the Effective Time shall be automatically combined and converted, without further action, into one (1) validly issued, fully paid and non-assessable share of Common Stock with a par value of $0.0001 per share, subject to the treatment of fractional shares. No fractional shares shall be issued and, in lieu thereof, any holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share shall be entitled to receive a cash
FUELCELL ENERGY, INC. | PROXY STATEMENT13

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
payment (without interest) in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on [The Nasdaq Global Market/The Nasdaq Capital Market](2), as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
(1)
As determined by the Board

(2)
As applicable at the time of the reverse stock split

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT AND DETERMINE THE RATIO

If the reverse stock split and the Reverse Split Amendment are approved by our stockholders, the Reverse Split Amendment will be filed, if at all, only upon a determination by the Board, on or prior to July 14, 2020, that the actions contemplated by the Reverse Split Amendment are in the best interests of the Company and our stockholders. Such determination will be based on certain factors, including the closing bid price for our common stock, the status of our compliance with Nasdaq listing rules, prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our common stock.
Notwithstanding approval by the stockholders of this Reverse Stock Split Proposal, the Board may determine not to effect the reverse stock split. If the Board elects not to implement the reverse stock split on or prior to July 14, 2020, stockholder approval would again be required prior to implementing any reverse stock split subsequent to July 14, 2020.
The ratio of the reverse stock split, if approved and implemented, will be not less than one-for-three and not more than one-for-twenty, as determined by the Board in its sole discretion.
For example, if a stockholder presently holds 100 shares of our common stock, he or she would hold 20 shares of common stock following a one-for-five reverse stock split, or 5 shares of common stock following a one-for-twenty reverse stock split, with an additional amount of cash in lieu of fractional shares as described below under “Treatment of Fractional Shares.”
As soon as practicable after the effective date of the reverse stock split, if effected, stockholders would be notified that the reverse stock split has been effected.
In determining the reverse stock split ratio, the Board will consider numerous factors, including:
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the historical and projected performance of our common stock;

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the closing bid price for our common stock;

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existing and expected trading prices for our common stock;

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actual or forecasted results of operations, and the likely effects of such results on the market price of our common stock;

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prevailing market conditions;

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general economic and other related conditions prevailing in our industry and in the marketplace;

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our capitalization (including the number of shares of common stock issued and outstanding);

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the prevailing trading price for our common stock, the volume level thereof and the status of our compliance with Nasdaq rules and requirements; and

■
the potential devaluation of our market capitalization as a result of the reverse stock split.

Our purpose for requesting authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio that is fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in the price of our common stock and to respond to any other developments that may be relevant when considering the appropriate ratio.
PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of common stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse stock split would result in any stockholders receiving cash in lieu of fractional shares) or proportionate voting power as described below. All shares of common stock will remain validly issued, fully paid and non-assessable.
The proposed reverse stock split will also reduce the number of shares of common stock reserved for future awards under the Company’s 2018 Omnibus Incentive Plan and 2018 Employee Stock Purchase Plan. The per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of common stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid
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PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING

for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon exercise of such option awards will be reduced proportionately following the reverse stock split. The number of shares of common stock issuable upon settlement of outstanding or promised restricted stock unit awards and deferred stock units, and the number of shares of outstanding restricted stock subject to outstanding awards, will be reduced proportionately. Likewise, the number of shares required to be held under the stock ownership guidelines for the non-employee independent directors of the Board and the named executive officers will be reduced proportionately, as will the share limits in our Equity Award Grant Policy.
The proposed reverse stock split will also reduce the number of shares of common stock issued upon a conversion or redemption of the Company’s Series B Preferred Stock. The conversion price applicable to the Series B Preferred Stock will be increased proportionately, which will reduce the aggregate number of shares of common stock issuable upon any such conversion or redemption proportionately with the reduction to the total number of shares of outstanding common stock.
We are currently authorized to issue up to 225,000,000 shares of common stock, par value $0.0001 per share, of which 193,608,684 shares were issued and outstanding as of November 1, 2019, and 250,000 shares of preferred stock, par value $0.01 per share, of which 64,020 shares of Series B Preferred Stock were issued and outstanding as of November 1, 2019. If Proposal 1 — the Increase Authorized Shares Proposal is approved by the stockholders, then, upon the effectiveness of the amendment to our Certificate contemplated by such Proposal, we would be authorized to issue up to 450,000,000 shares of common stock. (The approval of this Reverse Stock Split Proposal is not conditioned upon the approval of Proposal 1 — the Increase Authorized Shares Proposal.) If we effect the proposed reverse stock split and file the Reverse Split Amendment, the number of shares of our authorized common stock will remain unchanged (at 225,000,000 shares if Proposal 1 — the Increase Authorized Shares Proposal is not approved by the stockholders or at 450,000,000 if Proposal 1 — the Increase Authorized Shares Proposal is approved by the stockholders) and the number of shares of our authorized preferred stock will remain unchanged. The Reverse Split Amendment will not affect the par value of our common stock which will remain at $0.0001 per share or our preferred stock which will remain at $0.01 per share.
Because implementation of the reverse stock split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following the implementation of the reverse stock split would increase to the extent the reverse stock split reduces the number of outstanding shares of our common stock. Accordingly, the reverse stock split would provide the Company with additional authorized, unissued and otherwise unreserved shares available for future corporate purposes, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions involving equity or convertible debt securities, future at the market offerings of common stock, or issuance under current or future employee equity plans. The issuance of equity securities in connection with such transactions may result in potentially significant dilution of our current stockholders’ ownership interests in the Company.
The following table illustrates the effects of the reverse stock split at the exchange ratios of one-for-three and one-for-twenty, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock as of November 1, 2019. We have also demonstrated the effect on common stock authorized, should Proposal 1 — the Increase Authorized Shares Proposal beginning on page 9 of this Proxy Statement be approved:
	Before Reverse Stock Split	1-for-3	1-for-20
Shares Issued and Outstanding	193,608,684	64,536,228	9,680,434
Shares Reserved for Future Grants of Awards Under the 2018 Omnibus Incentive Plan	65,468	21,822	3,273
Shares Reserved for Future Issuance Under 2018 Employee Stock Purchase Plan	34,539	11,513	1,726
Shares Reserved for Issuance Upon Conversion of 5% Series B Cumulative Convertible Perpetual Preferred Stock	37,837	12,612	1,891
Shares Reserved for Issuance Upon Conversion of Series 1 Preferred Stock	1,264	421	63
Shares Reserved for Issuance Upon Exercise of Outstanding Options to Purchase Common Stock	24,927	8,309	1,246
Shares Reserved for Issuance Upon Exercise of Outstanding Series C Warrants	964,114	321,371	48,205
Shares Reserved for Issuance Upon Vesting of Restricted Stock Units	166,541	55,513	8,327
Shares Potentially Issuable in Settlement of Restricted Stock Units to be Granted to Chief Executive Officer	1,000,000	333,333	50,000
Shares Reserved for Potential Issuance Under At Market Issuance Sales Agreement	7,939,382	2,646,460	396,969
Shares Reserved for Issuance Upon Exercise of Warrants Issued and to be Issued Under 2019 Credit Facility	20,000,000	6,666,666	1,000,000
Total Number of Shares of Common Stock Authorized to be Issued (Current)	225,000,000	225,000,000	225,000,000
Total Number of Shares of Common Stock Authorized to be Issued (If Proposal 1 is Approved)	450,000,000	450,000,000	450,000,000
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PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
Because no fractional shares will be issued, certain holders of our common stock could be eliminated in the event that the proposed reverse stock split is implemented. As of November 1, 2019, we had approximately 61 record holders who held fewer than 3 shares of common stock, out of a total of approximately 105 record holders. Therefore, we believe that a reverse stock split, even if implemented and approved at a ratio of 1-for-3, would not have a significant effect on the number of holders of our common stock. Although the number of our outstanding shares of common stock would decrease as a result of the reverse stock split, the Board does not intend to use the reverse stock split as a part of, or a first step in, a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on The Nasdaq Global Market (or The Nasdaq Capital Market, in the event that the listing of our common stock is transferred to that market as described above) under the symbol “FCEL” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).
CERTAIN RISKS ASSOCIATED WITH THE REVERSE SPLIT

A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of our common stock.
Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of the common stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.
The effect of the reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The Company previously effected a reverse stock split in 2015 and in May of 2019. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. If the reverse stock split is implemented and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.
The reverse stock split may result in some stockholders owning “odd lots” (fewer than 100 shares) that may be more difficult to sell or require greater transaction costs per share to sell.
While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.
The reduced number of outstanding shares of common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.
Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.
Furthermore, because implementation of the reverse stock split would not change the total number of shares of our common stock authorized for issuance, the number of shares of our common stock available for issuance following the implementation of the reverse stock split would increase to the extent the reverse stock split reduces the number of outstanding shares of our common stock. Such available shares may be used for future corporate purposes, including future acquisitions, investment opportunities, the establishment of collaboration or other strategic agreements, capital raising transactions involving equity or convertible debt securities, future at the market offerings of common stock, or issuance under current or future employee equity plans, and the issuance of equity securities in connection with such transactions may result in potentially significant dilution of our current stockholders’ ownership interests in the Company.
EFFECTIVE DATE

If we implement the reverse stock split, it will become effective as of 5:00 p.m. Eastern time on the date of filing the Reverse Split Amendment with the Delaware Secretary of State. The Board may determine to proceed with the reverse stock split at any time after we receive stockholder approval, so long as it effects the reverse stock split on or before July 14, 2020. In addition, the Board reserves the
16FUELCELL ENERGY, INC. | PROXY STATEMENT

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING

right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the reverse stock split if, at any time before filing the Reverse Split Amendment, the Board, in its discretion, determines that it is no longer in the Company’s best interest and the best interest of our stockholders to proceed with the reverse stock split.
TREATMENT OF FRACTIONAL SHARES

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, we will pay to each registered stockholder, in cash, the value of any fractional share interest in our common stock arising from the reverse stock split. Those registered stockholders who hold their shares in certificate form will receive cash payment for their fractional interest, if applicable, following the surrender of their pre-reverse stock split stock certificates for post-reverse stock split shares. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock as reported on The Nasdaq Global Market (or other market on which the Company’s common stock is listed), as of the effective date of the reverse stock split. This cash payment may be subject to applicable U.S. federal, state and local income tax.
No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional share interest in our common stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
If you believe that you may not hold sufficient shares of our common stock at the effective date of the reverse stock split to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the split, you may do so by either:
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purchasing a sufficient number of shares of our common stock; or

■
if you have shares of common stock in more than one account, consolidating your accounts, so that in each case you hold a number of shares of our common stock in each of your accounts prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of his or her fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board as described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal or the reverse stock split.
EFFECT ON BENEFICIAL OWNERS

Stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the reverse split than those that would be put in place by the Company for registered stockholders that hold such shares directly, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your bank, broker or nominee.
EFFECT ON REGISTERED CERTIFICATED SHARES

Some registered stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our common stock are held in certificate form, you will receive a letter of transmittal from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares either in certificate form or electronically in book-entry form under the direct registration system. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Treatment of Fractional Shares.” No new stock certificates or payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent.
Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
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PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.
EFFECT ON REGISTERED BOOK ENTRY HOLDERS

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.
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If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

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If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Treatment of Fractional Shares.” By signing and cashing this check, you will warrant that you owned the shares for which you receive a cash payment.

ACCOUNTING CONSEQUENCES

The par value per share of our common stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to our common stock will be reduced proportionately from its present amount, and the additional paid in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.
NO APPRAISAL RIGHTS

The Company’s stockholders are not entitled to appraisal rights under Delaware law or the Company’s Certificate with respect to the Reverse Split Amendment, and the Company will not independently provide our stockholders with any such right.
CERTAIN U.S. FEDERAL INCOME TAX REQUIREMENTS

The following is a discussion of certain United States federal income tax considerations relating to the proposed reverse stock split that may be relevant to stockholders of the Company. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis without regard to source of income (a “U.S. Holder”). A trust may also be a U.S. Holder if (i) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. Holder.
This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, nonresident alien individuals, foreign trusts or entities, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold stock of the Company as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, (iii) persons that do not hold stock of the Company as “capital assets” (generally, property held for investment), or (iv) persons that acquired their shares of common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of stock of the Company, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold stock of the Company, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split. Furthermore, this summary does not address the Medicare tax on net investment income or any foreign, state, or local tax considerations relating to the reverse stock split.
18FUELCELL ENERGY, INC. | PROXY STATEMENT

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING

We have not obtained a ruling from the Internal Revenue Service (“IRS”) or an opinion of legal or tax counsel with respect to the U.S. tax consequences of the reverse stock split and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. The following discussion is for information purposes only and is not intended as tax or legal advice. Each stockholder should consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the reverse stock split.
The reverse stock split is intended to constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Certain filings with the IRS must be made by the Company and certain “significant holders” of its common stock in connection with the reverse stock split’s treatment as a reorganization. The tax consequences discussed below assume that the reverse stock split is treated as a recapitalization.
The Company will not recognize any gain or loss as a result of any reverse stock split.
A stockholder generally should not recognize gain or loss as a result of the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the Company’s post-reverse split common stock. A stockholder who receives cash in lieu of a fractional share interest in the post-reverse split common stock generally should recognize capital gain or loss equal to the difference, if any, between the cash received and the portion of the tax basis of the pre-reverse split common stock allocated to the fractional share interest. Such capital gain or loss should be short term if the pre-reverse split common stock was held for one year or less at the effective time of the reverse stock split and long term if held for more than one year at the effective time of the reverse stock split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Stockholders who, actually or constructively for U.S. federal income tax purposes, own more than 1% of the Company’s outstanding common stock should consult their tax advisors as to whether any cash received in lieu of a fractional share interest could be treated as being “essentially equivalent to a dividend” and taxed accordingly.
A stockholder’s aggregate tax basis of the post-reverse split common stock received in the reverse stock split should generally be equal to the aggregate tax basis of the pre-reverse split common stock exchanged therefor (excluding any portion of the stockholder’s tax basis allocated to fractional share interests). The holding period of the post-reverse split common stock received in the reverse stock split should include the holding period of the pre-reverse split common stock exchanged. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of shares of common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share interest in the Company’s post-reverse split common stock in the case of certain stockholders. In addition, stockholders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge stockholders to consult with their own tax advisors with respect to all of the potential U.S. federal, state, local and foreign tax consequences of the reverse stock split.
VOTE REQUIRED

Approval of this Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date for the Special Meeting. This proposal is a “routine” matter under NYSE Rule 452 on which brokers may vote without instruction from beneficial owners. Therefore, there will be no broker non-votes with respect to this proposal. Abstentions will have the effect of a vote “AGAINST” this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

FUELCELL ENERGY, INC. | PROXY STATEMENT19

PROPOSALS TO BE VOTED ON BY STOCKHOLDERS AT THE SPECIAL MEETING
PROPOSAL 3  THE ADJOURNMENT PROPOSAL
Our Board is asking our stockholders to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Increase Authorized Shares Proposal (Proposal 1) or Reverse Stock Split Proposal (Proposal 2).
This proposal is referred to in this Proxy Statement as the “Adjournment Proposal” or “Proposal 3.”
Approval of this Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of common stock casting votes in person or by proxy on such proposal at the Special Meeting (assuming a quorum is present). This proposal is a “routine” matter under NYSE Rule 452 on which brokers may vote without instruction from beneficial owners. Therefore, there will be no broker non-votes with respect to this proposal. Abstentions are not counted as votes cast and will have no effect on the vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

20FUELCELL ENERGY, INC. | PROXY STATEMENT

ADDITIONAL INFORMATION AND
OTHER MATTERS
GENERAL
Holders of the Company’s common stock as of the close of business on November 1, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. As of the Record Date, there were 193,608,684 shares of the Company’s common stock issued and outstanding. Each holder of the Company’s common stock is entitled to one vote for each share held on the Record Date, including common stock:
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held directly in the stockholder’s name as “stockholder of record” (also referred to as “registered stockholder”);

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held for the stockholder in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

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held for the stockholder by the Company as restricted shares (whether vested or non-vested) under the Company’s equity incentive plan.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at FuelCell Energy, Inc., Office of the Corporate Secretary, 3 Great Pasture Road, Danbury, CT 06810. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2020 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before October 22, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our amended and restated by-laws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2020, you must submit a timely notice in accordance with the procedures described in our amended and restated by-laws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2020, such a proposal must be received on or after December 6, 2019, but not later than January 5, 2020. In the event that the date of the Annual Meeting of Stockholders to be held in 2020 is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than the 120th day prior to the Annual Meeting of Stockholders to be held in 2020 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2020 or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our amended and restated by-laws.
HOUSEHOLDING
Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement, or the notice of internet availability of proxy materials, as applicable. This means that only one proxy statement or notice will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. We will promptly send a separate proxy statement or notice to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate proxy statements or notices in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to householding should be mailed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call Broadridge at 1-800-542-1061.
If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.
FUELCELL ENERGY, INC.PROXY STATEMENT21

ADDITIONAL INFORMATION AND OTHER MATTERS
QUORUM
The holders of a majority of the shares of common stock entitled to vote as of the Record Date present, in person or by proxy, will constitute a quorum at the Special Meeting.
COUNTING VOTES
You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the proposals presented. A vote “FOR” will be counted in favor of the applicable proposal, and a vote “AGAINST” will be counted against the applicable proposal. As noted above, an “ABSTAIN” vote will have the effect of a vote “AGAINST” Proposal 1 — the Increase Authorized Shares Proposal and Proposal 2 — the Reverse Stock Split Proposal and will have no effect on the vote with respect to Proposal 3 — the Adjournment Proposal.
All properly executed proxies returned in time to be counted at the Special Meeting will be voted by the persons identified on the proxy card at the Special Meeting. Shares represented by a properly executed proxy received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed on the proxy. If a properly executed proxy is submitted by a stockholder who holds shares directly as the stockholder of record, but such proxy does not include voting instructions, the proxy will be voted “FOR” each of the proposals described in this Proxy Statement.
Broadridge Financial Solutions, Inc. will be the tabulator of the votes for the Special Meeting.
VOTING BY PROXY
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet, by mail or by telephone by following the instructions provided in the “Proxy Summary” or on the proxy card. The persons named as attorneys-in-fact in the proxy, Jason B. Few and Jennifer D. Arasimowicz, were selected by our Board.
A stockholder may change its vote and revoke its proxy at any time prior to the vote at the Special Meeting. A stockholder of record may change its vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Corporate Secretary of the Company or by voting in person at the Special Meeting. Attendance at the Special Meeting will not cause a stockholder’s previously granted proxy to be revoked unless such stockholder specifically so requests. For stockholders who hold their shares beneficially in street name, such stockholders may change their vote by submitting new voting instructions to their broker, trustee or nominee following the instructions it has provided, or, if such stockholder has obtained a legal proxy from its broker or nominee giving it the right to vote its shares, by attending the Special Meeting and voting.
All expenses incurred in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors and employees (for no additional compensation) in person or by telephone. We have also hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. Fees for this service are estimated to be approximately $20,000, plus out-of-pocket expenses, to assist in the solicitation. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.
If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc., the proxy solicitation agent for FuelCell Energy, by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect), or by e-mail at proxy@mackenziepartners.com.
OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Special Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Special Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.
22FUELCELL ENERGY, INC.PROXY STATEMENT

ADDITIONAL INFORMATION AND OTHER MATTERS

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE SPECIAL MEETING
In accordance with the Company’s security procedures, admission to the Special Meeting will be restricted to holders of record and beneficial owners of FuelCell Energy voting securities as of the Record Date, November 1, 2019. You will need to provide valid government-issued photo identification, such as a driver’s license or passport, to gain entry to the Special Meeting. Meeting attendance requires advance registration. Please contact the office of the Corporate Secretary at corporatesecretary@fce.com to request an admission ticket. If you do not have an admission ticket, you must present proof of ownership in order to be admitted to the Special Meeting.
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If you are a holder of record of FuelCell Energy voting securities, you should indicate that you plan to attend the Special Meeting when submitting your proxy by checking the box (Yes) in the bottom left corner of your proxy card.

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If you are a beneficial owner of FuelCell Energy voting securities held by a bank, broker or other nominee, you will also need an admission ticket or proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from the bank, broker or other nominee are examples of proof of ownership. If you want to vote in person your FuelCell Energy voting securities held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record.

Directions to the offices of Foley & Lardner LLP are available in the Investor Relations section of the Company’s website at www.fuelcellenergy.com. If you have questions regarding admission to the Special Meeting you may contact the office of the Corporate Secretary at:
FuelCell Energy, Inc.
Office of the Corporate Secretary
3 Great Pasture Road
Danbury, CT 06810
(203) 825-6102
corporatesecretary@fce.com
Please include the following information with your inquiry:
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Your name and complete mailing address;

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Your email address; and

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Proof that you own FuelCell Energy shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

FUELCELL ENERGY, INC.PROXY STATEMENT23

ONLINE ACCESS TO PROXY MATERIALS
To view this Proxy Statement, visit
www.fuelcellenergy.com and click on the “Investors” tab on the top on the page or scan the following QR code.

FUELCELL ENERGY, INC.
3 GREAT PASTURE ROAD
DANBURY, CT 06810
ATTN: CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E86288-S92677

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FUELCELL ENERGY, INC.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement are available at www.proxyvote.com.

E86289-S92677

FUELCELL ENERGY, INC.
PROXY FOR THE DECEMBER 13, 2019 SPECIAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jason B. Few and Jennifer D. Arasimowicz, and each of them, as proxies and attorneys-in-fact, with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of FuelCell Energy, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Special Meeting of Stockholders to be held at the offices of Foley & Lardner LLP, 90 Park Avenue, 35th Floor, New York, NY, on Friday, December 13, 2019, at 10:00 a.m. Eastern Standard Time and at any adjournment or postponement thereof.

This proxy, when properly executed will be voted as directed, or if no direction is given, will be voted "FOR" Proposals 1 through 3, and in the discretion of the proxies on any other matter that properly comes before the meeting or any adjournments or postponements thereof.

This proxy may be used by stockholders of record as of November 1, 2019.

Continued and to be signed on reverse side